Exhibit 10.4

PROPERTY MANAGEMENT AND SERVICES AGREEMENT

BETWEEN

GLENBOROUGH PROPERTIES, L.P.

a California Limited Partnership

AND

RANCON REALTY FUND V,

a California Limited Partnership

PROPERTY MANAGEMENT AND SERVICES AGREEMENT

This Property Management and Services Agreement (“Agreement”), dated as of July     , 2004, is made and entered into by and between Glenborough Properties, L.P., a California limited partnership (“Glenborough”), and Rancon Realty Fund V, a California limited partnership (“Rancon”).

RECITALS

A. The parties intend by this Agreement to provide the terms and conditions whereby Glenborough will provide for Rancon (i) property management and construction services (collectively, “Management”) for the properties owned, operated or managed, in whole or in part, by Rancon, described in Exhibit “A” attached hereto (“Property”); (ii) asset and partnership services which the general partners of Rancon are obligated to perform for or render to Rancon (“Administration”); and (iii) leasing, sale & finance, development and dissolution consulting services concerning the Property (collectively, “Consulting”). Collectively, the Management, Administration and Consulting services may be referred to as the “Services”. Rancon acknowledges that the Services to be rendered by Glenborough under this Agreement that may require a real estate license will be performed by Glenborough, which is a partnership authorized to perform such acts by and through a general partner that holds a real estate license.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

ENGAGEMENT

1.1 Engagement. Rancon hereby engages Glenborough to perform or contract for the Services (defined in more detail below).

1.2 Independent Contractor/ Employees.

1.2.1 Glenborough is hereby engaged by Rancon as an independent contractor.

1.2.2 Glenborough shall have in its employ at all times a sufficient number of employees to enable Glenborough to professionally perform the Services in accordance with an annual Business Plan and this Agreement. All matters pertaining to the employment and supervision of such employees shall be the sole and exclusive responsibility of Glenborough. All persons employed by Glenborough in connection with the services to be rendered hereunder shall be Glenborough’s employees. Rancon shall have no responsibilities or liabilities with respect to Glenborough’s employees, except as otherwise described herein.

ARTICLE II

TERM/TERMINATION

2.1 Term of Agreement. The term of this Agreement (“Term”) shall be two (2) years, commencing on January 1, 2005 (“Commencement Date”) and ending at 11:59 p.m., December 31, 2006; provided, however, that the Term shall be automatically extended for up to a maximum of five (5) additional consecutive one (1) year periods of time, without further act by any party hereto, unless, not later than one hundred twenty (120) days prior to the last day of the Term, or any one year extension thereof, a party to this Agreement gives the other party written notice of termination of this Agreement and, in such event, this Agreement shall terminate at the end of the then current Term, or extension thereof.

2.2 Termination.

2.2.1. Termination by Rancon For Cause. Rancon shall have the right to terminate this Agreement at any time with cause. For purposes of this Section 2.2.1, “cause” shall mean the occurrence of any one or more of the following events: (a) cessation on the part of Glenborough to do business or, if required by law, to qualify to do business; (b) failure of Glenborough to deal with and account for Rancon funds in a commercially reasonable and honest manner; (c) the occurrence of any default in the performance of any material covenant or agreement of Glenborough contained herein, if such default continues for a period of thirty (30) days after written notice thereof is given by Rancon to Glenborough; provided however, that if a default is curable only within a period of time longer than thirty (30) days, then “cause” shall not have occurred hereunder unless Glenborough fails to commence to cure the default with due diligence within the thirty (30) day period or thereafter fails to complete the cure with due diligence within a reasonable period of time; (d) the performance by Glenborough of any act with respect to the Property which is materially detrimental to Rancon and outside the scope of Glenborough’s rights or obligations hereunder, unless authorized by Rancon. An event of cause described in subsections (a), (b) or (d) above, shall give Rancon the right to terminate this Agreement effective immediately upon thirty (30) days written notice to Glenborough, provided Glenborough does not, within such notice period, qualify to do business or recommence business or correct any failure to deal with the accounts as described so as to result in no economic detriment to Rancon. An event of cause described in subsection (c) above shall give Rancon the right to terminate this Agreement effective immediately upon the Rancon’s written notice of termination to Glenborough after Glenborough’s failure to cure the default.

2.2.2. Termination by Glenborough. Glenborough shall have the right to terminate this Agreement in accordance with this Section 2.2.2 in the event Rancon fails to pay Glenborough any fee or reimbursement provided for in, or to perform any material Rancon obligation under, this Agreement. Glenborough shall give written notice to Rancon of Rancon’s failure to pay any fee or reimbursement or to perform any material obligation under this Agreement. Within fifteen (15) days thereafter, Rancon shall either pay Glenborough the requisite fee or reimbursement or perform the obligation in question, as appropriate, or shall provide Glenborough with written notice that Rancon disputes that the fee, reimbursement or performance is due Glenborough, giving the Rancon’s reason. Failure of Rancon to provide Glenborough with the fee, reimbursement or performance or to provide the notice as specified herein shall permit Glenborough to effect immediate termination of this Agreement upon Glenborough’s written notice to Rancon of such termination.

2.3 Final Accounting. Upon termination of this Agreement, Glenborough shall deliver to Rancon the following with respect to the Services:

2.3.1 A final accounting, reflecting the balances of Rancon’s assets, liabilities, capital, income and expense accounts as of the date of termination, to be delivered within thirty (30) days after such termination.

2.3.2 All monies of Rancon and all tenant security deposits held by Glenborough with respect to Rancon’s assets, to be delivered within fifteen (15) days after such termination.

2.3.3 All records, contracts, leases, tenant correspondence files, receipts for deposits, unpaid bills and other papers or documents which pertain to Rancon and Rancon’s assets, to be delivered within fifteen (15) days after such termination. Upon such termination, Rancon will assume responsibility for payment of all approved or authorized unpaid bills.

2.4 Obligation to Vacate. Upon termination of this Agreement, Glenborough shall promptly vacate any office space provided by Rancon for the location of Glenborough’s personnel and property.

ARTICLE III

GLENBOROUGH’S SERVICES

3.1 General Provisions.

3.1.1 Performance Standards. Unless otherwise expressly stated to the contrary, Glenborough is only obligated to perform Services in accordance with sound and professional real estate and asset management and brokerage practices and techniques, consistent with professional standards prevailing in the region where the Property is located. Glenborough’s agreement to perform any of the Services does not constitute, and is not intended to be, a representation, warranty or guarantee by Glenborough that the contemplated Services will occur, but only that Glenborough will exercise professional efforts to accomplish such Services. Glenborough is not, in the performance of the Services, guaranteeing or warranting the performance of other persons who may render Services, e.g., a design professional(s), a service contractor(s) or construction contractors or suppliers. In no event shall Glenborough be obligated to take any act, or omit to take an act, that it deems in good faith to be illegal or which might result in injury to any person.

3.1.2 Conformance with Business Plan. Glenborough shall perform the Services in an efficient and satisfactory manner in conformance with the Business Plan (described below) and this Agreement. Glenborough shall undertake all activities reasonably necessary to implement the approved Business Plan, subject to any express limitations on Glenborough’s authority set forth in such approved Business Plan, or otherwise in this Agreement.

3.2 Business Plan.

3.2.1 Glenborough shall, in cooperation with Rancon, prepare and submit for Rancon’s approval, an annual business plan for Management, Administration and Consulting services (the “Business Plan”). The Business Plan shall include a detailed budget of projected income and expenses, a capital expenditure budget, leasing projections and guidelines, as well as a plan of the Administration and Consulting services to be provided to Rancon. Rancon shall have a reasonable period of time after Glenborough’s delivery to Rancon of the proposed Business Plan to approve or disapprove such Business Plan, which approval or disapproval may not be unreasonably withheld or delayed. If Rancon disapproves the Plan, Rancon shall specify in reasonable detail the reasons for such disapproval. Glenborough shall promptly revise the Business Plan as may be necessary to address the reasons for the disapproval and shall resubmit the Business Plan to Rancon for approval. All references to the Business Plan hereinafter used in this Agreement shall mean the approved Business Plan. Should the year for which an approved Business Plan expire before a Business Plan for the next year is approved, Glenborough shall continue to provide the Services under the last approved Business Plan, as reasonably applicable, until a new Business Plan is approved or this Agreement terminates.

3.2.2 Glenborough shall use diligent and reasonable efforts to ensure that the actual costs of the Services do not exceed the operating budget which is a part of the approved Business Plan (the “Operating Budget”), in total. Subject to the provisions hereof, Glenborough shall have the authority, without Rancon’s prior written consent, to expend sums up to and including $50,000 and undertake such activities as are expressly authorized in the Business Plan or in this Agreement.

3.2.3 Glenborough shall inform Rancon of any major anticipated increases or decreases in costs, expenses, income or capital expenditures that were not reflected in the Business Plan. Glenborough shall cooperate with Rancon to prepare reasonable periodic forecasts of operations for the balance of the current year.

3.3 The Services.

3.3.1 Management Services include the following:

(a) Property Management Services: typical onsite operations, including but not limited to, negotiation, execution and administration of all contracts with third parties related to the Services (“Service Contracts”); employ and provide personnel; plan, coordinate and manage Property repairs and maintenance; manage inventories and supplies necessary to operate the Property; coordinate and manage tenant relations; collect and process rent and other income; process and pay invoices; develop annual budgets for each property; typical on-site accounting and expense reconciliations; produce accounting reports on a monthly basis and compare against approved operating budgets; make reasonable efforts to collect current certificates of insurance from tenants; administer leases; monitor tenant improvement budgets; and produce a Monthly Report (as defined in Section 4.3) for each Property.

(b) Construction Services: evaluate, recommend and plan capital projects; prepare and monitor capital project budgets; budget and coordinate tenant improvements; interview and select architects and execute architectural services contracts; coordinate the preparation of space plans and tenant improvement construction drawings; interview and select contractors and other service providers; review, execute and administer construction and design contracts; and provide oversight of construction projects.

3.3.2 Administration Services include the following: consolidate individual Property operating budgets; develop annual Business Plans and strategic plans; provide discounted cash flow analysis and Argus “10 year” projections; analyze asset values; provide pro-forma analysis for leasing; procure insurance; manage insurance claims; evaluate and administer ad valorem taxes; coordinate annual valuations of Rancon and the Property; monitor and administer existing loans and lines of credit; prepare capital budgets; manage unimproved land and oversee the Waterman landfill property; oversee environmental monitoring and regulatory obligations; prepare consolidated Monthly Reports for Rancon; prepare financial statements; manage cash flow; conduct bank reconciliations; coordinate Rancon audits, SEC reporting and income tax returns.

Rancon shall remain responsible for completing any Rancon partnership administrative tasks not covered by this Agreement.

3.3.3 Consulting Services include the following:

(a) Leasing Services: Promptly following notice of any impending vacancy, Glenborough shall use diligent efforts to secure a replacement tenant on a commercially reasonable and competitive basis. Glenborough may, at its discretion, secure the services of one or more third party leasing agents to act on behalf of Rancon, and shall make every reasonable effort to procure and keep desirable tenants for the Property, at the expense of Rancon. All leases shall be prepared in the name of Rancon and shall be executed by Glenborough as attorney in fact for Rancon.

(1) New Leases: provide regular market assessments; coordinate the development of comprehensive leasing and marketing plans; hire and terminate listing brokers for the Property; coordinate listing brokers and tenant brokers; provide leasing benchmarks and analysis of new deals; negotiate, document and execute leases; coordinate and implement the development of space plans; and produce related monthly reports and participate in meetings.

(2) Lease Renewals and Expansions: coordinate tenant lease renewals and expansions; develop leasing parameters based on asset strategy recommendations; individual deal analysis; negotiate, document and execute lease modifications; coordinate and implement the development of space plans; and produce related monthly reports and participate in meetings.

(b) Sale and Finance Services

(1) Sales: asset valuation analysis; recommend and set a disposition plan; engage and monitor a listing broker and the broker’s marketing plan and materials; evaluate offers and negotiate in accordance with the disposition plan; coordinate due diligence requests; retain counsel and negotiate and prepare a purchase and sale agreement; and manage post closing issues.

(2) Finance: utilize existing banking relationships; obtain and evaluate loan options and make recommendation to Rancon; and assist in the loan documentation process.

(c) Development Services: report results of market research and econometric forecasting; provide site review, analysis and approval; provide land use evaluations; initiate title and environmental review and provide on-going services related to these matters; oversee design review and planning; review and approve schematic designs; review and approve mechanical, plumbing and engineering design work; review and approve specifications and warranties; interview and select general contractors; review, negotiate and execute construction related contracts (including hiring third party consultants for construction monitoring, warranty and close-out services); review all Planning Committee submittals; review civil design work; review and approve design and exterior and interior finishes; review and approve change orders and/or changes in the scope of projects; coordinate and manage contractors; review punch lists and coordinate completion; coordinate and manage the processing of payments, lien waivers and other related documentation; and approve and make, construction financing draws.

(d) Dissolution Services: plan, coordinate and manage transition process; provide post-closing services related to SEC and tax filings; coordinate record retention plan; and provide other “wind-up” services.

3.4 Authorized Activities. Subject to any conditions and/or limitations specified in this Agreement or the Business Plan, but otherwise applying an expansive interpretation, Glenborough shall be permitted to undertake the activities listed below without obtaining the written consent of Rancon. In other instances, Glenborough shall be required to obtain Rancon’s written consent before undertaking any activity in connection with Management, Administration and Consulting services. Rancon may amend the following list in its reasonable discretion.

3.4.1 Enter into, renew and maintain contracts for utilities and all Service Contracts.

3.4.2 Collect rent, expense reimbursement and other income generated from the Property and other assets of Rancon.

3.4.3 Keep records and develop a record-keeping system.

3.4.4 Open bank accounts, make deposits therein, and issue checks thereon.

3.4.5 Pay bills and loan or mortgage payments.

3.4.6 Obtain and verify bills for real estate and personal property taxes and improvement assessments and appeal assessments on behalf of Rancon or delegate to and retain a third party to do so.

3.4.7 Arrange or contract for day-to-day maintenance and repair of the Property.

3.4.8 Provide office space and facilities for field property management and maintenance personnel and those positions permitted pursuant Rancon Agreement.

3.4.9 Purchase office supplies and equipment.

3.4.10 Purchase supplies, equipment and services necessary to maintain the Property in good condition and repair.

3.4.11 Comply with federal, state and local laws, rules, orders and ordinances including filing of reports.

3.4.12 Locate tenants to fill vacancies through advertising, real estate brokers or rental agencies.

3.4.13 Select tenants that, in Glenborough’s best judgment, are appropriate to fit in with existing tenants and check their financial qualifications for indications of likely continuous, problem-free rental income.

3.4.14 Handle tenant complaints.

3.4.15 Prepare and execute leases and lease modification documents.

3.4.16 Prepare rental units for new tenant occupancy.

3.4.17 Develop and execute a program of property improvements, alterations and modernization.

3.4.18 Hire on behalf of Glenborough and supervise personnel to staff and maintain the Property.

3.4.19 Receive estimates, negotiate and execute contracts with outside maintenance providers and independent contractors.

3.4.20 Commence suits for rent or for use and occupancy of the Property (or any portion thereof) or commence suits for recovery of possession of the Property (or any portion thereof) and where and to the extent provided by law, terminate leases and lock out tenants.

3.4.21 Hire and/or terminate management companies and other service providers including, but not limited to, brokers, architects, design professionals, engineers, general contractors and consultants for approved services, and make modifications to the contracts with these service providers.

3.4.22 Delegate authority to sub-agents or employees.

3.4.23 Borrow any amount on behalf of Rancon or any General Partner(s) from, or draw against, existing lines of credit, construction loans and/or other credit facilities.

3.4.24 Implement approved plans to develop unimproved property including the review, approval, execution and modification of related development contracts and other documents (such as documents related to title, design, schematics, specifications, mechanical, plumbing, engineering and warranties).

3.4.25 Undertake all other activities specifically authorized in this Agreement.

3.5 Unauthorized Activities. The following activities, without limitation, shall in no event be undertaken by Glenborough without first obtaining the written consent of Rancon which consent may be obtained by General Partner approval.

3.5.1 List for sale, sell or purchase real property.

3.5.2 Sell or purchase any Rancon asset (other than real property) with a fair market value in excess of $50,000.

3.5.3 Consummate the financing, refinance or restructure any Rancon loan.

3.5.4 Discontinue any loan payments or take any other action or omit to take any action constituting a default under a loan document.

3.5.5 Pledge any Rancon asset as collateral.

3.5.6 Make, execute or deliver for Rancon any guaranty, indemnity bond or surety bond.

3.5.7 Make, execute or deliver any general assignments for the benefit of creditors.

3.5.8 Assign, transfer, pledge, compromise or release any Rancon claim except for full payment or arbitrate or consent to the arbitration of any disputes or controversies.

3.5.9 Do any act in contravention of this Agreement.

3.5.10 Do any act in contravention of the partnership agreement or Certificate of Limited Partnership.

3.5.11 Do any act which would make it impossible to carry on Rancon business.

3.5.12 Confess a judgment against Rancon.

3.5.13 Possess Rancon property or assign the rights of Rancon in assets.

3.6 Limited of Power of Attorney. To facilitate the performance of the Services by Glenborough, Rancon hereby constitutes and appoints Glenborough as Rancon’s true and lawful attorney-in-fact, in Rancon’s name, place and stead and for Rancon’s use and benefit, to do those activities expressly authorized herein and to prepare and file all applicable filings, statements and records. The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable and may be exercised by the attorney-in-fact in such form and manner as the attorney-in-fact deems appropriate including, without limitation, by signature or facsimile signature of the attorney-in-fact acting for Rancon. Rancon shall execute on behalf of Rancon and deliver to Glenborough within ten (10) days after the Commencement Date, a limited power of attorney in recordable form including the foregoing powers and, without limitation, an express power to open bank accounts and make deposits and withdrawals therefrom in the name, and on behalf, of Rancon and to bring and prosecute on behalf of Rancon tax appeals and obtain all information about Rancon and its assets from taxing and other governmental authorities.

3.7 Services Contracts.

3.7.1 Glenborough is authorized to enter into any Service Contracts or other contracts in connection with the Services to be provided hereunder as attorney in fact for Rancon.

3.7.2 All contracts entered into in connection with the Services shall: (a) be in the name of Rancon; (b) be assignable, at Rancon’s option, to Rancon’s nominee; (c) include a provision for cancellation thereof by Rancon upon not more than thirty (30) days written notice (any exception to this provision must have the prior written consent of Rancon); and (d) if applicable, require that all contractors provide evidence of insurance sufficient to meet the requirements of Section 5.3.

3.8 Contracts With Related Parties. Glenborough may arrange for the furnishing of the Services contemplated hereunder by any other person, corporation, partnership, trust or other entity related to or affiliated with Glenborough (hereinafter referred to as a “Related Party”), provided such proposed related or affiliated party is professionally qualified and competent and any fees charged by such Related Party shall be included herein and not in addition to the fees and reimbursements contemplated hereunder. Unless the context or language indicates otherwise, the use of the term “Glenborough” in this Agreement shall be deemed to include any such Related Party performing services hereunder.

3.9 Limitation of Glenborough’s Responsibility/Authority. In no event shall Glenborough be obligated to advance any money to Rancon for payment of any Rancon obligation. Any advances Glenborough voluntarily makes for the benefit of Rancon shall be valid debts of Rancon. Glenborough shall not be authorized to acquire any asset on behalf of Rancon, sell or otherwise dispose of any asset of Rancon, amend any Rancon partnership agreement, refinance any asset of Rancon or otherwise take any action unless such action has been specifically approved in the Business Plan or otherwise.

ARTICLE IV

FINANCIAL MATTERS

4.1 Books of Account of Glenborough Services. Glenborough shall maintain adequate and separate books and records in connection with the Services (“Services Records”), the entries to which shall be supported by sufficient documentation to ascertain that the entries are accurate. Such books and records shall be maintained by Glenborough at Glenborough’s listed address, or at such other reasonable location as Glenborough may designate in writing.

4.2 Partnership Books and Records. Glenborough shall prepare and maintain on behalf of Rancon, and maintain available for Rancon’s inspection, the books and records set forth in the Rancon partnership agreement (“Partnership Records”). Without limitation, the Rancon books and records shall include: (a) all bank statements, bank deposit slips and bank reconciliations; (b) detailed cash receipts and disbursement records; (c) general ledger listing or list of disbursements; (d) all invoices for capital expenditures and nonrecurring items; (e) summaries of adjusting journal entries; (f) copies of paid bills; (g) detailed trial balance; (h) all records relating to Rancon required by any applicable laws; and (i) such other documents as are reasonable or appropriate. In addition, Glenborough shall maintain for inspection in its offices (or such other reasonable location as it may designate in writing to Rancon) supporting documentation for payroll, payroll taxes and employee benefits. Rancon shall have the right to conduct examinations of the Partnership Records by giving seventy-two (72) hours prior written notice to Glenborough. Rancon also reserves the right to perform reasonable additional audit tests relating to Glenborough’s Services. Any and all such audits conducted by Rancon shall be at the sole expense of Rancon and shall take place on a day or days other than weekends or holidays.

4.3 Monthly Reports. Glenborough shall furnish reports (“Monthly Reports”) of all transactions occurring in each calendar month. Monthly Reports are to be received by Rancon no later than twenty (20) calendar days after the end of each month.

4.4 Accounting Principles. All financial statements and reports required by Rancon will be prepared on an accrual basis, and quarterly and annual statements shall be prepared in accordance with generally accepted accounting principles.

4.5 Rancon’s Records. All books, records, invoices and other documents received or generated by Glenborough or its agents or employees on behalf of Rancon pursuant to or in connection with this Agreement shall be the property of Rancon.

4.6 Bank Accounts.

4.6.1 Rancon Accounts. Subject to Rancon’s approval, which approval shall not be unreasonably withheld or delayed, Glenborough shall select all banks, savings and loan associations or other financial institutions for any of the following described accounts. All accounts shall be in the name of Rancon, shall name Glenborough as agent for Rancon and need not be interest bearing accounts. Glenborough shall give written notice to Rancon of the number and location of all of Rancon’s accounts. If reasonable, Rancon may direct Glenborough to change any depository arrangement with respect to any account.

(a) Operating Account. Glenborough shall deposit all rents and other funds collected in connection with the Services in a special Rancon account or accounts (“Operating Account”). Glenborough shall pay out of the Operating Account the Services expenses and any other payments authorized by the terms of this Agreement (including the fees and reimbursements identified in Article VII).

(b) Security Deposit Account. If required by applicable law, a separate account will be opened by Glenborough for tenant security deposits. Glenborough shall maintain detailed records with respect to such security deposits.

(c) Capital Expenditure and Reserve Accounts. Rancon may require Glenborough to establish an account into which all funds designated for capital expenditures and operating reserves shall be deposited (“Reserve Accounts”). Glenborough shall pay out of the Reserve Accounts those capital expenditures or operating expenses which have been approved in the Business Plan or as designated by Rancon. Glenborough shall maintain detailed records with respect to the Reserve Accounts.

(d) Special Purpose Accounts. If required by the terms of any mortgage or loan document, a separate special purpose account (“Special Purpose Accounts”) shall be established by Glenborough for such purposes as are designated in the mortgage or loan documents.

(e) Transfers Between Accounts. Excepting the Security Deposit Account (if applicable), Glenborough may transfer funds between any of the accounts established on behalf of Rancon. Glenborough shall maintain detailed records with respect to any such transfer.

4.7 Costs Eligible for Payment From Operating Account. Glenborough shall, without the necessity of obtaining Rancon’s further consent, pay directly from the Operating Account all expenses directly related to the Services, subject to the limitations and conditions set forth in this Agreement or the Business Plan.

4.8 Non-Reimbursable Costs. Except as otherwise specifically provided for in this Agreement, the following expenses or costs incurred by or on behalf of Glenborough in connection with the Services shall be at the sole cost and expense of Glenborough and shall not be reimbursed by Rancon, unless Rancon has consented in writing to such expense or cost, which consent may be given or withheld in Rancon’s sole and absolute discretion:

4.8.1 Cost of gross salaries and wages, payroll taxes, insurance, workers compensation and other benefits of Glenborough’s own office personnel.

4.8.2 Cost of entertainment except as related to the promotion or marketing of the Property or to investor, broker and tenant relations.

4.8.3 Political or charitable contributions.

4.8.4 Corporate office employee training expenses and recruiting fees.

4.8.5 Costs attributable to losses arising from gross negligence, willful misconduct, fraud or breach of this Agreement on the part of Glenborough, Glenborough’s employees, officers or directors.

4.9 Allocation of Costs and Expenses. In each instance when Glenborough incurs a cost or expense for Services which benefits both Rancon and an asset owned by another entity, a portion of such cost or expense shall be charged to the account of Rancon on a pro rata, equitable basis.

ARTICLE V

INSURANCE

5.1 Rancon’s Insurance. Glenborough, on behalf of Rancon, as an operating expense, will obtain and keep in force adequate insurance against physical damage and against liability for loss, damage or injury to property or persons which might arise in connection with the business of Rancon or ownership or occupancy of the Property. The types and amounts of such insurance shall be determined by Rancon in the exercise of its reasonable discretion based upon recommendations by Glenborough. The insurance described in this Section 5.1 may be carried under a policy or policies covering other property managed by Glenborough, provided that such policy or policies do not reduce the amount and type of coverage required by Rancon pursuant to this Section. Rancon shall indemnify, defend and hold Glenborough harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs on account of any loss, damage or injury covered by a Rancon policy, provided:

5.1.1 Glenborough promptly notifies Rancon and the insurance carrier after Glenborough receives notice or becomes aware of any such loss, damage or injury;

5.1.2 Glenborough and Glenborough’s employees, contractors and agents take no action (such as admission of liability) which bars Rancon from obtaining any protection afforded by any policy Rancon may hold or which prejudices Rancon in its defense of a claim based on such loss, damage or injury; and

5.1.3 Such loss, damage or injury does not arise out of any gross negligence, willful misconduct or breach of obligation under this Agreement by Glenborough or its employees, officers or directors or out of any acts performed by Glenborough or its employees, officers or directors outside the scope of its authority under this Agreement.

Subject to the approval of the appropriate insurance carrier, Glenborough shall assist Rancon in the defense of any claim, demand or suit arising out of any such loss, damage or injury.

5.2 Glenborough’s Insurance. Glenborough shall maintain, at its expense, insurance coverage in the following minimum amounts:

5.2.1 Workers’ Compensation — Statutory Amount;

5.2.2 Employer’s Liability (in those states where it is required) — $100,000 minimum;

5.2.3 Commercial General Liability:

5.2.4 $1,000,000 per occurrence; and

5.2.5 Umbrella coverage of not less than $10,000,000; and

5.2.6 A fidelity bond or blanket fidelity insurance coverage covering Glenborough and all of Glenborough’s employees in an aggregate amount of not less than $2,000,000.

Glenborough shall furnish Rancon with certificates evidencing such coverage, which shall include provisions to the effect that Rancon will be given at least thirty (30) days prior written notice of cancellation of such policies. Each insurance policy maintained by Rancon and Glenborough with respect to the Property shall contain a waiver of subrogation clause so that no insurer shall have any claim over or against Rancon or Glenborough, as the case may be, by way of subrogation or otherwise with respect to any claims or losses that are insured under such policy. Rancon and Glenborough hereby release each other from all rights of recovery under or through subrogation or otherwise for any and all losses and damages to the extent of such insurance coverage and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Rancon or Glenborough by subrogation, assignment, or otherwise.

5.3 Contractor’s and Subcontractors’ Insurance. Glenborough shall require that all parties performing work on or with respect to the Property, including, without limitation, contractors, subcontractors and service vendors, maintain workers’ compensation (statutory amount), employer’s liability and commercial general liability insurance coverage at such parties’ expense, in amounts satisfactory to Glenborough. Glenborough shall endeavor to obtain and keep on file a certificate of insurance which shows that each such party is so insured. Such insurance shall include a waiver of subrogation in favor of Rancon and Glenborough.

The commercial general liability insurance policies of any contractor or subcontractor shall be primary as respects any insurance of Rancon and the Glenborough. All contractors and subcontractors shall also carry a contractor’s equipment floater, or equivalent coverage, for all tools and equipment, whether owned, rented or borrowed by contractor or subcontractor.

ARTICLE VI

INDEMNIFICATION AND COOPERATION

6.1 Glenborough Indemnification. Glenborough shall indemnify, defend and hold Rancon and its General Partners (the “Rancon Indemnitiee”) harmless from and against any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs, sustained or incurred by or asserted against the Rancon Indemnitiee by reason of or arising out of Glenborough’s negligence or willful misconduct with respect to the duties and obligations set forth in this Agreement. Rancon Indemnitee shall cooperate in the defense of such claim, but the right to participate in the defense of such claim shall not limit Rancon Indemnitee’s right to retain its own counsel in connection with the defense of such claim if Rancon Indemnitee reasonably believes, in good faith, taking into account all circumstances then existing, that it is necessary to obtain separate counsel. The costs and expenses covered by the indemnities contained herein shall include the costs and expenses of such counsel retained by Rancon Indemnitee.

6.2 Rancon Indemnification. Rancon shall indemnify, defend and hold Glenborough and Glenborough’s officers, directors, shareholders, employees and representatives (“Glenborough Indemnitees”), harmless from and against any and all claims (including any claims made by limited partners or other investors of Rancon), demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs, sustained or incurred by or asserted against any of the Glenborough Indemnitees by reason of or arising out of the negligence or willful misconduct of Rancon or its General Partners. Glenborough Indemnitee shall cooperate in the defense of such claim, but the right to participate in the defense of such claim shall not limit Glenborough Indemnitee’s right to retain its own counsel in connection with the defense of such claim if Glenborough Indemnitee reasonably believes, in good faith, taking into account all circumstances then existing, that it is necessary to obtain separate counsel. The costs and expenses covered by the indemnities contained herein shall include the costs and expenses of such counsel retained by Glenborough Indemnitee.

ARTICLE VII

COMPENSATION AND REIMBURSEMENT

7.1 Compensation and Reimbursement to Glenborough. In consideration of the Services rendered by Glenborough hereunder, Rancon shall pay Glenborough, in lawful money of the United States, fees in accordance with the terms set forth below. Additionally, Rancon shall reimburse expenses incurred by Glenborough as set forth below.

7.1.1 For Management Services, Rancon shall pay Glenborough, on a monthly basis, in arrears, a Property Management Fee equal to 3% of Gross Rental Revenue and a Construction Services Fee, due upon substantial completion of each project, in accordance with the following schedule:

from zero to $25,000	no fee (if a permit is not required)
from $25,001 to $350,000	5% of total costs
from $350,001 to $750,000	2.5% of total costs
from $750,001 and above	1% of total costs

“Gross Rental Revenue” shall refer to all income collected by Glenborough from tenants of the Property and payable to or for the benefit of Rancon (including without limitation rental or business interruption insurance collected in lieu of rental income, expense pass-through items such as real property taxes and insurance, and rentals or fees paid for parking), excluding, however: (i) security deposits, until such deposits are applied as rental income upon termination of a lease; (ii) rents paid in advance of the date such rents are due, until the date on which such payments are due as rent; (iii) monies collected for capital items which are paid for by tenants; (iv) interest on bank accounts maintained with respect to the Property; (v) settlements or recoveries in judicial proceedings representing other than compensation for lost rental; and (vi) any income constituting debt service on a tenant improvement loan.

7.1.2 For Administration Services, Rancon shall pay Glenborough an Asset and Partnership Services Fee of $300,000 per year, which fee is payable in advance, quarterly, commencing on the Commencement Date. In addition, Rancon shall reimburse the following costs paid by Glenborough: travel, data services and the costs of legal services provided by Glenborough’s internal legal staff. The costs of specific Rancon-related items provided by unaffiliated third parties (for example, printing and postage for mass mailings) shall also be separately reimbursed to Glenborough by Rancon

7.1.3 For Consulting Services, Rancon shall pay Glenborough the following fees for each respective service.

(a) Leasing Services

(1) New Leases: the fee shall be an amount equal to a portion of the total compensation package paid to Glenborough’s Leasing Director based upon an agreed allocation of time committed to the Property by the Leasing Director. This fee is payable monthly, in arrears.

(2) Lease Renewals and Expansions: the fee shall be an amount equal to 2.5% of the base rent due during the renewal period and/or attributable to the expansion area during the term of the lease. The fee is payable upon full execution of the applicable lease or lease modification.

(b) Sale & Finance Services:

(1) Sales and Other Transactions: Through December 31, 2005, upon the sale, exchange or purchase by Rancon of any property or interest in any property, Rancon shall pay Glenborough a Sales Fee of 2% on improved property and 4% on unimproved property. A parcel of real property shall be deemed unimproved for purposes of this section if it is not improved by a completed permanent building. A Sales Fee shall be calculated on the gross sales price (if Rancon is the seller) or purchase price (if Rancon is the buyer); provided, however, in no event shall the fee under this provision when added to commissions paid by Rancon to any and all persons employed in connection with the sale, exchange or purchase of any property (whether by Rancon, Glenborough or third parties) in connection with the sale, exchange or purchase of any property be more than six percent (6%), for buildings and improved real property, or ten percent (10%) for unimproved real property, of the sales price or purchase price, as the case may be, and provided further that no Sales Fee shall be payable on such transactions with a person related to or affiliated with Glenborough. The sale price or the purchase price, as the case may be, shall be the total of all consideration received or paid, including, but not limited to, all cash, the principal amount of any note or promise to pay, and the fair market value of any other property paid or transferred in connection with the sale or purchase. For purposes of this section, an exchange shall be deemed one transaction. In addition, the entry into a long-term ground lease of thirty-five (35) years or more for all or any portion of a property by Rancon, as lessor or lessee, shall be deemed a sale or purchase and the present value of the lease payments over the term of the lease, excluding any increases in payments which cannot be calculated at the time of entry into the lease and excluding any option periods, discounted at the interest rate on five year treasury notes, or other comparable indices if five year treasury notes are no longer customarily quoted (“Discount Index”), prevailing on the date of entry into the lease, shall be deemed the purchase price on which the Sales Fee shall be computed. The exercise by Rancon of any option to purchase and the consummation of such purchase, whether or not related to any lease, shall be deemed a separate transaction for purposes of the application and computation of the Sales Fee under this section. No Sales Fee shall be due on transactions that commence after December 31, 2005 unless otherwise agreed in writing by Rancon and Glenborough.

(2) Finance Services: if Rancon requests Finance Services from Glenborough, then, upon the financing or refinancing of a Property, or an interest therein, Rancon shall pay Glenborough a Finance Fee equal to 1% of the gross loan amount. The Finance Fee shall be payable to Glenborough, upon written approval of Rancon, as soon as practicable after the loan refinancing proceeds have been made available to Rancon.

(c) Development Fee. Rancon shall pay Glenborough a Development Fee equal to 5% of the hard costs of the development project, excluding the cost of the land; however, in no event shall the Development Fee and the general contractor’s fee exceed 11.5%, in the aggregate, of the hard costs of the development project. The Development Fee shall be paid in accordance with a scheduled to be set by Rancon and Glenborough based on the scope of the development project.

(d) Dissolution Services. Rancon shall pay Glenborough a Dissolution Fee in the amount of $250,000, which fee is payable in advance on the date all assets are sold or upon the transfer of the assets.

7.1.4 Rancon shall reimburse Glenborough out of the Operating Account for the costs of gross salaries and wages or pro rata share thereof, payroll taxes, insurance, workers’ compensation, travel, all office expenses, and other fringe benefits of those field property management and maintenance personnel of Glenborough engaged with respect to the Property and personnel who provide services customarily provided at the Property. If any field property management or maintenance personnel of Glenborough are independent contractors of Glenborough, then Rancon shall similarly reimburse Glenborough for those independent contractors engaged with the respect to the Property who provide such services. The employees’ salaries and costs of independent contractors of Glenborough which constitute reimbursable operating expenses shall be allocated between Rancon and all other entities benefiting from the services of such employees on a pro rata, equitable basis.

7.2 Joint Ventures. References herein to the Property, or interest therein, acquired, owned or disposed of by Rancon shall include Rancon’s interest from time to time in any property held by any joint venture, partnership or other entity or form of ownership in which Rancon has an interest (“Rancon’s

Share in Property”). Without limiting the generality of the foregoing, all of the fees described in this Section 7 and any other fee which may become payable to Glenborough under this Agreement, shall apply to and be based upon not only any wholly owned Property, but also Rancon’s share in other property to the extent of and in proportion to Rancon’s Share in Property.

ARTICLE VIII

MISCELLANEOUS

8.1 Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the provisions of this Agreement.

8.2 Notice. Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by depositing the same in the United States mail, postpaid, certified, return receipt requested, or by a recognized overnight carrier such as DHL or Federal Express, addressed to the party to be notified, or by delivering same to an officer or agent of such party. Notice deposited in the United States mail shall be deemed given three (3) days after it is deposited. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof, the addresses of the parties, until changed by written notice to the other party, shall be, for Rancon: Daniel L. Stephenson, Rancon Financial Corporation, 27720 Jefferson Ave., Temecula, CA 92590; and for Glenborough: Glenborough Properties, L.P., 400 South El Camino Real, San Mateo, CA 94402-1708, attention Andrew Batinovich.

8.3 Assignment. Excepting assignment of this Agreement to a related party by Glenborough, none of the rights, interests, duties or obligations created by this Agreement may be assigned, transferred or delegated in whole or in part by either party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment, transfer, or delegation in contravention of the foregoing shall be void.

8.4 Entire Agreement. This Agreement (including exhibits or signed addenda hereto) contains the entire agreement between Rancon and Glenborough, and no oral statements or prior written agreement or matter not specifically incorporated herein shall be of any force or effect. No variation, modification or changes hereof shall be binding on either party hereto unless set forth in a document executed by both parties or a duly authorized agent, officer, or representative thereof.

8.5 Time is of the Essence. Time is of the essence in all aspects of the performance of the obligations hereunder.

8.6 Governing Laws and Venue. The laws of the state of California and, when applicable, the United States, shall govern the validity, enforcement, and interpretation of this Agreement.

8.7 Litigation Costs. If any legal action or other proceeding of any kind is brought for the enforcement or interpretation of this Agreement, or because of a default, misrepresentation, or any other dispute in connection with any provision of this Agreement or the Property, the prevailing party shall be entitled to recover all fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

8.8 Waiver. No failure by Rancon or Glenborough to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy available upon a breach of this Agreement, shall constitute a waiver, and no breach shall be waive

8.9 No Partnership; Several Liability. Nothing herein contained shall constitute or be construed to be or create a partnership or joint venture between Rancon and Glenborough and Glenborough is and shall remain an independent contractor in connection herewith.

8.10 Consents and Approvals. All consents or approvals to be given under this Agreement shall be in writing and shall not be unreasonably withheld or delayed, unless otherwise specified.

8.11 Representations. Glenborough represents and warrants that it is fully qualified and licensed, to the extent required by law, to perform the Services and all obligations assumed by Glenborough hereunder. Glenborough agrees to comply with all such laws now or hereafter in effect.

8.12 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of Rancon and Glenborough. No other persons or entities will have any right of action under this Agreement or any right to any funds payable hereunder.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

8.14 Exhibits. The following exhibits are attached to this Agreement:

Exhibit A - Property Description

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, effective as of the date first above written.

RANCON REALTY FUND V, a California limited partnership

By:	/s/ DANIEL L. STEPHENSON
DANIEL L. STEPHENSON, General Partner

By:	RANCON FINANCIAL CORPORATION, a California corporation, General Partner

	By:	/s/ DANIEL L. STEPHENSON
DANIEL L. STEPHENSON, President

GLENBOROUGH PROPERTIES, L.P., a California limited partnership

By:	Glenborough Realty Trust Incorporated a Maryland corporation Its General Partner

By:	/s/ SANDRA BOYLE
Its:	EVP